UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 24, 2012
VMWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33622	94-3292913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3401 Hillview Avenue, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip code)
Registrant's telephone number, including area code: (650) 427-5000
N/A
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets
On August 24, 2012, VMware, Inc. completed its previously announced acquisition of Nicira, Inc. pursuant to the terms of an Agreement and Plan of Merger, or the merger agreement, by and among VMware, Nile Merger Corporation, a wholly owned subsidiary of VMware, Nicira and Shareholder Representative Services LLC, as the stockholder representative. Pursuant to the terms of the merger agreement, Nile Merger Corporation merged with and into Nicira, with Nicira continuing as the surviving corporation. As a result of the merger, Nicira became a wholly owned subsidiary of VMware.
At closing, VMware paid approximately $1.095 billion in cash and assumed approximately $168 million in unvested equity awards.
VMware deposited into escrow $100 million of the total merger consideration otherwise payable in the merger to holders of Nicira stock and equity awards. This amount will be held in escrow as the sole remedy for indemnification claims, if any, under the merger agreement, subject to fraud and equitable remedies, for a period of one year following the completion of the merger, subject to any unresolved indemnification claims.
The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The merger agreement has been included to provide investors with information regarding its terms, however it is not intended to provide any other factual information about Nicira or VMware. The merger agreement contains representations and warranties of each of Nicira and VMware that are qualified by information in confidential disclosure schedules delivered in connection with signing the merger agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.
Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

2.1	Agreement and Plan of Merger by and among VMware, Inc., Nile Merger Corporation, Nicira, Inc. and the Representative of the Indemnifying Holders of Nicira, Inc., dated July 21, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2012

VMware, Inc.

By:	/s/ Carl Eschenbach
Carl Eschenbach
Chief Operating Officer and Co-President